Horizon Bancorp, Inc. Reports First Quarter 2025 Results

Contact:	John R. Stewart, CFA
EVP, Chief Financial Officer
Phone:	(219) 814–5833
Fax:	(219) 874–9280
Date:	April 23, 2025

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

Michigan City, Indiana, April 23, 2025 (GLOBE NEWSWIRE) – (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”), the parent company of Horizon Bank (the “Bank”), announced its unaudited financial results for the three months ended March 31, 2025.

“Horizon’s first quarter earnings displayed continued positive momentum in our core financial metrics and management’s commitment to deliver long term value to its shareholders. Our results were highlighted by a sixth consecutive quarter of margin expansion, now above 3%, strong loan growth with exceptional credit metrics and a core funding base that continues to deliver value, even in an uncertain economic environment. The team also delivered a more efficient expense base entering 2025 and added optionality to our capital position through the successful sale of our mortgage warehouse business", President and CEO, Thomas Prame stated. “We are pleased with our first quarter results and the positive momentum across our community banking model. The core franchise remains strong and our investments in expanding our local relationship banking model is paying dividends".

Net income for the three months ended March 31, 2025 was $23.9 million, or $0.54 per diluted share, compared to net loss of $10.9 million, or $0.25, for the fourth quarter of 2024 and compared to $14.0 million, or $0.32 per diluted share, for the first quarter of 2024.

Horizon Bancorp, Inc. Reports First Quarter 2025 Results
First Quarter 2025 Highlights

•Net interest margin, on a fully taxable equivalent ("FTE") basis1, expanded for the sixth consecutive quarter, to 3.04% compared with 2.97% for the three months ended December 31, 2024 and 2.50% for the three months ended March 31, 2024.

•Total loans held for investment ("HFI") increased 5% linked quarter annualized, with strong organic commercial loan growth of $103.3 million, or 14% annualized. This growth was partially funded by the continued strategic runoff of lowering yielding indirect auto loans of approximately $36 million.

•Core deposits continued to be stable, with non-interest-bearing balances growing $62.5 million during the period, or 24% annualized.

•Credit quality remained strong, with annualized net charge offs of 0.07% of average loans during the first quarter. Non-performing assets remain well within expected ranges, with no material change from the prior quarter.

•On January 17, 2025, the Company completed the sale of its mortgage warehouse business to an unrelated third party, resulting in a pre-tax gain of $7.0 million.

•Expenses were down $5.6 million from the fourth quarter of 2024, reflecting management's commitment to creating a more efficient expense base in 2025.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

Financial Highlights
(Dollars in Thousands Except Share and Per Share Data and Ratios)
	Three Months Ended
	March 31,	December 31,	September 30,		June 30,	March 31,
	2025	2024	2024		2024	2024
Income statement:
Net interest income	$52,267	$53,127	$46,910		$45,279	$43,288
Credit loss expense	1,376	1,171	1,044		2,369	805
Non-interest income (loss)	16,499	(28,954)	11,511		10,485	9,929
Non-interest expense	39,306	44,935	39,272		37,522	37,107
Income tax expense (benefit)	4,141	(11,051)	(75)		1,733	1,314
Net income (loss)	$23,943	$(10,882)	$18,180		$14,140	$13,991

Per share data:
Basic earnings (loss) per share	$0.55	$(0.25)	$0.42		$0.32	$0.32
Diluted earnings (loss) per share	0.54	(0.25)	0.41		0.32	0.32
Cash dividends declared per common share	0.16	0.16	0.16		0.16	0.16
Book value per common share	17.72	17.46	17.27		16.62	16.49
Market value - High	17.76	18.76	16.57		12.74	14.44
Market value - Low	15.00	14.57	11.89		11.29	11.75
Weighted average shares outstanding - Basic	43,777,109	43,721,211	43,712,059		43,712,059	43,663,610
Weighted average shares outstanding - Diluted	43,954,164	43,721,211	44,112,321		43,987,187	43,874,036
Common shares outstanding (end of period)	43,785,932	43,722,086	43,712,059		43,712,059	43,726,380

Key ratios:
Return on average assets	1.25%	(0.55)%	0.92%		0.73%	0.72%
Return on average stockholders' equity	12.44	(5.73)	9.80		7.83	7.76
Total equity to total assets	10.18	9.79	9.52		9.18	9.18
Total loans to deposit ratio	85.21	87.75	83.92		85.70	82.78
Allowance for credit losses to HFI loans	1.07	1.07	1.10		1.08	1.09
Annualized net charge-offs of average total loans(1)	0.07	0.05	0.03		0.05	0.04
Efficiency ratio	57.16	185.89	67.22		67.29	69.73

Key metrics (Non-GAAP)(2) :
Net FTE interest margin	3.04%	2.97%	2.66%		2.64%	2.50%
Return on average tangible common equity	15.79	(7.35)	12.65	—	10.18	10.11
Tangible common equity to tangible assets	8.20	7.83	7.58		7.22	7.20
Tangible book value per common share	$13.96	$13.68	$13.46		$12.80	$12.65

(1) Average total loans includes loans held for investment and held for sale.
(2) Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

Horizon Bancorp, Inc. Reports First Quarter 2025 Results
Income Statement Highlights

Net Interest Income

Net interest income was $52.3 million in the first quarter of 2025, compared to $53.1 million in the fourth quarter of 2024. Continued expansion of the Company's net FTE interest margin was offset by a decline in average interest earning asset balances and two fewer days when compared with the prior quarter. Horizon’s net FTE interest margin1 was 3.04% for the first quarter of 2025, compared to 2.97% for the fourth quarter of 2024, attributable to the favorable mix shift in average interest earning assets toward higher-yielding loans and in the average funding mix toward deposit balances, in addition to continued disciplined pricing strategies on both sides of the balance sheet. Additionally, as previously noted, the fourth quarter net FTE interest margin included approximately five basis points related to interest recoveries on specific commercial loans that did not recur.

Provision for Credit Losses

During the first quarter of 2025, the Company recorded a provision for credit losses of $1.4 million. This compares to a provision for credit losses of $1.2 million during the fourth quarter of 2024, and $0.8 million during the first quarter of 2024. The increase in the provision for credit losses during the first quarter of 2025 when compared with the fourth quarter of 2024 was primarily attributable to increased net growth in commercial loans HFI and changes in economic factors, partially offset by the reduction of specific reserves and the reserves for unfunded commitments in the current quarter.

For the first quarter of 2025, the allowance for credit losses included net charge-offs of $0.9 million, or an annualized 0.07% of average loans outstanding, compared to net charge-offs of $0.6 million, or an annualized 0.05% of average loans outstanding for the fourth quarter of 2024, and net charge-offs of $0.3 million, or an annualized 0.04% of average loans outstanding, in the first quarter of 2024.

The Company’s allowance for credit losses as a percentage of period-end loans HFI was 1.07% at March 31, 2025, compared to 1.07% at December 31, 2024 and 1.09% at March 31, 2024.

Non-Interest Income

For the Quarter Ended	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in Thousands)	2025	2024	2024	2024	2024
Non-interest Income
Service charges on deposit accounts	$3,208	$3,276	$3,320	$3,130	$3,214
Wire transfer fees	71	124	123	113	101
Interchange fees	3,241	3,353	3,511	3,826	3,109
Fiduciary activities	1,326	1,313	1,394	1,372	1,315
Loss on sale of investment securities	(407)	(39,140)	—	—	—
Gain on sale of mortgage loans	1,076	1,071	1,622	896	626
Mortgage servicing income net of impairment	385	376	412	450	439
Increase in cash value of bank owned life insurance	335	335	349	318	298
Other income	7,264	338	780	380	827
Total non-interest income (loss)	$16,499	$(28,954)	$11,511	$10,485	$9,929

Total non-interest income was $16.5 million in the first quarter of 2025, compared to non-interest loss of $29.0 million in the fourth quarter of 2024. The increase in non-interest income of $45.5 million is primarily due to a pre-tax loss on sale of investment securities of $39.1 million from the completion of the repositioning of $332.2 million of available-for-sale securities during the fourth quarter of 2024, compared to a loss on the sale of investment securities of $0.4 million in the first quarter of 2025. In addition, the Company completed the sale of its mortgage warehouse business to an unrelated third party in the current period, resulting in a pre-tax gain of $7.0 million.
1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

Non-Interest Expense

For the Quarter Ended	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in Thousands)	2025	2024	2024	2024	2024
Non-interest Expense
Salaries and employee benefits	$22,414	$25,564	$21,829	$20,583	$20,268
Net occupancy expenses	3,702	3,431	3,207	3,192	3,546
Data processing	2,872	2,841	2,977	2,579	2,464
Professional fees	826	736	676	714	607
Outside services and consultants	3,265	4,470	3,677	3,058	3,359
Loan expense	689	1,285	1,034	1,038	719
FDIC insurance expense	1,288	1,193	1,204	1,315	1,320
Core deposit intangible amortization	816	843	844	844	872
Merger related expenses	305	—	—	—	—
Other losses	228	371	297	515	16
Other expense	2,901	4,201	3,527	3,684	3,936
Total non-interest expense	$39,306	$44,935	$39,272	$37,522	$37,107

Total non-interest expense was $39.3 million in the first quarter of 2025, compared with $44.9 million in the fourth quarter of 2024. The current period included $0.3 million of direct expenses related to the sale of the mortgage warehouse business. The decrease in non-interest expense during the first quarter of 2025 when compared with the prior period was primarily driven by a $3.2 million decrease in salaries and employee benefits expense, which is attributable to expenses incurred in the fourth quarter of 2024 related to the termination of legacy compensation and benefits programs that did not recur in the current period, and lower incentive compensation expense. Additionally, outside services and consultants expense decreased by $1.2 million, partially attributable to expense related to specific corporate initiatives in the fourth quarter of 2024 that did not recur in the current period. Other expenses decreased $1.3 million, partially attributable to a decrease in marketing expense.

Income Taxes

Horizon recorded a net tax expense of $4.1 million for the first quarter of 2025, representing an effective tax rate of 14.8%. Net tax expense in the fourth quarter of 2024 was impacted by the realized securities loss and the reversal of the $5.2 million tax valuation allowance.

Balance Sheet Highlights

Total assets decreased by $175.5 million, or 2.2%, to $7.6 billion as of March 31, 2025, from $7.8 billion as of December 31, 2024. The decrease in total assets is primarily due to the sale of the mortgage warehouse portfolio and a decrease in interest-bearing cash related to the payoff of FHLB advances and deposit outflows.

Total investment securities decreased by $26.1 million, or 1.2%, to $2.1 billion as of March 31, 2025.

Total loans were $4.9 billion at March 31, 2025, a decrease of $1.6 million from December 31, 2024 balances. The decrease is primarily due to the sale of the mortgage warehouse business during the quarter, which was offset by continued organic commercial loan growth.

Total deposits increased by $165.1 million, or 2.9%, to $5.8 billion as of March 31, 2025 when compared to balances as of December 31, 2024. Time deposits increased by $155.9 million, or 14.3% during the quarter, while non-interest bearing deposits grew by $62.5 million, or 5.9%. Total borrowings decreased by $330.1 million during the quarter, to $812.2 million as of March 31, 2025, due to the pay down of FHLB advances. Balances subject to repurchase agreements declined by $2.1 million, to $87.9 million.

Horizon Bancorp, Inc. Reports First Quarter 2025 Results
Capital

The following table presents the consolidated regulatory capital ratios of the Company for the previous three quarters, and the Company’s preliminary estimate of its consolidated regulatory capital ratios for the quarter ended March 31, 2025:

For the Quarter Ended	March 31,	December 31,	September 30,	June 30,
	2025*	2024	2024	2024
Consolidated Capital Ratios
Total capital (to risk-weighted assets)	14.28%	13.91%	13.45%	13.41%
Tier 1 capital (to risk-weighted assets)	12.35	12.00	11.63	11.59
Common equity tier 1 capital (to risk-weighted assets)	11.34	11.00	10.68	10.63
Tier 1 capital (to average assets)	9.25	8.88	9.02	9.02
*Preliminary estimate - may be subject to change

As of March 31, 2025, the ratio of total stockholders’ equity to total assets is 10.18%. Book value per common share was $17.72, increasing $0.26 during the first quarter of 2025.

Tangible common equity1 totaled $611.4 million at March 31, 2025, and the ratio of tangible common equity to tangible assets1 was 8.20% at March 31, 2025, up from 7.83% at December 31, 2024. Tangible book value, which excludes intangible assets from total equity, per common share1 was $13.96, increasing $0.28 during the first quarter of 2025 behind the growth in retained earnings.

Credit Quality

As of March 31, 2025, total non-accrual loans increased by $3.0 million, or 12%, from December 31, 2024, to 0.59% of total loans HFI. Total non-performing assets increased $4.0 million, or 15%, to $31.4 million, compared to $27.4 million as of December 31, 2024. The ratio of non-performing assets to total assets increased to 0.41% compared to 0.35% as of December 31, 2024.

As of March 31, 2025, net charge-offs increased by $0.2 million to $0.9 million, compared to $0.6 million as of December 31, 2024 and remain just 0.07% annualized of average loans.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports First Quarter 2025 Results
Earnings Conference Call

As previously announced, Horizon will host a conference call to review its first quarter financial results and operating performance.

Participants may access the live conference call on April 24, 2025 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 833-974-2379 from the United States, 866-450-4696 from Canada or 1-412-317-5772 from international locations and requesting the “Horizon Bancorp, Inc. Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through May 2, 2025. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada or 1–412–317-0088 from other international locations, and entering the access code 6313653.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $8 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, pre-tax, pre-provision net income, net interest margin, tangible stockholders’ equity and tangible book value per share, efficiency ratio, the return on average assets, the return on average common equity, and return on average tangible equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them. We believe that this shows the impact of such events as acquisition-related purchase accounting adjustments and swap termination fees, among others we have identified in our reconciliations. Horizon believes these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to the purchase accounting impacts and one-time costs of acquisitions and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP information identified herein and its most comparable GAAP measures.

Horizon Bancorp, Inc. Reports First Quarter 2025 Results
Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: effects on Horizon’s business resulting from new U.S. domestic or foreign governmental trade measures, including but not limited to tariffs, import and export controls, foreign exchange intervention accomplished to offset the effects of trade policy or in response to currency volatility, and other restrictions on free trade; uncertain conditions within the domestic and international macroeconomic environment, including trade policy, monetary and fiscal policy, and conditions in the investment, credit, interest rate, and derivatives markets, and their impact on Horizon and its customers; current financial conditions within the banking industry; changes in the level and volatility of interest rates, changes in spreads on earning assets and changes in interest bearing liabilities; increased interest rate sensitivity; the aggregate effects of elevated inflation levels in recent years; loss of key Horizon personnel; increases in disintermediation; potential loss of fee income, including interchange fees, as new and emerging alternative payment platforms take a greater market share of the payment systems; estimates of fair value of certain of Horizon’s assets and liabilities; changes in prepayment speeds, loan originations, credit losses, market values, collateral securing loans and other assets; changes in sources of liquidity; legislative and regulatory actions and reforms; changes in accounting policies or procedures as may be adopted and required by regulatory agencies; litigation, regulatory enforcement, and legal compliance risk and costs; rapid technological developments and changes; cyber terrorism and data security breaches; the rising costs of cybersecurity; the ability of the U.S. federal government to manage federal debt limits; climate change and social justice initiatives; the inability to realize cost savings or revenues or to effectively implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; acts of terrorism, war and global conflicts, such as the Russia and Ukraine conflict and the Israel and Hamas conflict; and supply chain disruptions and delays. These and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Horizon’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

	Condensed Consolidated Statements of Income
	(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Interest Income
Interest and fees on loans	$74,457	$76,747	$75,488	$71,880	$66,954
Investment securities - taxable	6,039	6,814	8,133	7,986	7,362
Investment securities - tax-exempt	6,192	6,301	6,310	6,377	6,451
Other	2,487	3,488	957	738	4,497
Total interest income	89,175	93,350	90,888	86,981	85,264
Interest Expense
Deposits	25,601	27,818	30,787	28,447	27,990
Short and long-term borrowings	9,188	10,656	11,131	11,213	11,930
Subordinated notes	829	829	830	829	831
Junior subordinated debentures issued to capital trusts	1,290	920	1,230	1,213	1,225
Total interest expense	36,908	40,223	43,978	41,702	41,976
Net Interest Income	52,267	53,127	46,910	45,279	43,288
Provision for loan losses	1,376	1,171	1,044	2,369	805
Net Interest Income after Credit Loss Expense	50,891	51,956	45,866	42,910	42,483
Non-interest Income
Service charges on deposit accounts	3,208	3,276	3,320	3,130	3,214
Wire transfer fees	71	124	123	113	101
Interchange fees	3,241	3,353	3,511	3,826	3,109
Fiduciary activities	1,326	1,313	1,394	1,372	1,315
Loss on sale of investment securities	(407)	(39,140)	—	—	—
Gain on sale of mortgage loans	1,076	1,071	1,622	896	626
Mortgage servicing income net of impairment	385	376	412	450	439
Increase in cash value of bank owned life insurance	335	335	349	318	298
Other income	7,264	338	780	380	827
Total non-interest (loss) income	16,499	(28,954)	11,511	10,485	9,929
Non-interest Expense
Salaries and employee benefits	22,414	25,564	21,829	20,583	20,268
Net occupancy expenses	3,702	3,431	3,207	3,192	3,546
Data processing	2,872	2,841	2,977	2,579	2,464
Professional fees	826	736	676	714	607
Outside services and consultants	3,265	4,470	3,677	3,058	3,359
Loan expense	689	1,285	1,034	1,038	719
FDIC insurance expense	1,288	1,193	1,204	1,315	1,320
Core deposit intangible amortization	816	843	844	844	872
Merger related expenses	305	—	—	—	—
Other losses	228	371	297	515	16
Other expense	2,901	4,201	3,527	3,684	3,936
Total non-interest expense	39,306	44,935	39,272	37,522	37,107
Income (Loss) Before Income Taxes	28,084	(21,933)	18,105	15,873	15,305
Income tax expense (benefit)	4,141	(11,051)	(75)	1,733	1,314
Net Income (Loss)	$23,943	$(10,882)	$18,180	$14,140	$13,991
Basic Earnings (Loss) Per Share	$0.55	$(0.25)	$0.42	$0.32	$0.32
Diluted Earnings (Loss) Per Share	0.54	(0.25)	0.41	0.32	0.32

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

	Condensed Consolidated Balance Sheet
	(Dollar in Thousands)
	Three Months Ended for the Period
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Assets
Interest earning assets
Federal funds sold	$—	$—	$113,912	$34,453	$161,704
Interest-bearing deposits in banks	80,023	201,131	12,107	4,957	9,178
Interest earning time deposits	—	735	735	1,715	1,715
Federal Home Loan Bank stock	45,412	53,826	53,826	53,826	53,826
Investment securities, available for sale	231,431	233,677	541,170	527,054	535,319
Investment securities, held to maturity	1,843,851	1,867,690	1,888,379	1,904,281	1,925,725
Loans held for sale	3,253	67,597	2,069	2,440	922
Gross loans held for investment (HFI)	4,909,815	4,847,040	4,803,996	4,822,840	4,618,175
Total Interest earning assets	7,113,785	7,271,696	7,416,194	7,351,566	7,306,564
Non-interest earning assets
Allowance for credit losses	(52,654)	(51,980)	(52,881)	(52,215)	(50,387)
Cash and due from banks	89,643	92,300	108,815	106,691	100,206
Cash value of life insurance	37,409	37,450	37,115	36,773	36,455
Other assets	140,672	152,635	119,026	165,656	160,593
Goodwill	155,211	155,211	155,211	155,211	155,211
Other intangible assets	9,407	10,223	11,067	11,910	12,754
Premises and equipment, net	93,499	93,864	93,544	93,695	94,303
Interest receivable	38,663	39,747	39,366	43,240	40,008
Total non-interest earning assets	511,850	529,450	511,263	560,961	549,143
Total assets	$7,625,635	$7,801,146	$7,927,457	$7,912,527	$7,855,707
Liabilities
Savings and money market deposits	$3,393,371	$3,446,681	$3,420,827	$3,364,726	$3,350,673
Time deposits	1,245,088	1,089,153	1,220,653	1,178,389	1,136,121
Short and long-term borrowings	812,218	1,142,340	1,142,744	1,229,165	1,219,812
Repurchase agreements	87,851	89,912	122,399	128,169	139,309
Subordinated notes	55,772	55,738	55,703	55,668	55,634
Junior subordinated debentures issued to capital trusts	57,531	57,477	57,423	57,369	57,315
Total interest earning liabilities	5,651,831	5,881,301	6,019,749	6,013,486	5,958,864
Non-interest bearing deposits	1,127,324	1,064,818	1,085,535	1,087,040	1,093,076
Interest payable	11,441	11,137	11,400	11,240	7,853
Other liabilities	58,978	80,308	55,951	74,096	74,664
Total liabilities	6,849,574	7,037,564	7,172,635	7,185,862	7,134,457
Stockholders’ Equity
Preferred stock	—	—	—	—	—
Common stock	—	—	—	—	—
Additional paid-in capital	360,522	363,761	358,453	357,673	356,599
Retained earnings	452,945	436,122	454,050	442,977	435,927
Accumulated other comprehensive loss	(37,406)	(36,301)	(57,681)	(73,985)	(71,276)
Total stockholders’ equity	776,061	763,582	754,822	726,665	721,250
Total liabilities and stockholders’ equity	$7,625,635	$7,801,146	$7,927,457	$7,912,527	$7,855,707

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

	Loans and Deposits
	(Dollars in Thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,	% Change
	2025	2024	2024	2024	2024	Q1'25 vs Q4'24	Q1'25 vs Q1'24
Loans:
Commercial real estate	$2,262,910	$2,202,858	$2,105,459	$2,117,772	$1,984,723	3%	14%
Commercial & Industrial	918,541	875,297	808,600	786,788	765,043	5%	20%
Total commercial	3,181,451	3,078,155	2,914,059	2,904,560	2,749,766	3%	16%
Residential Real estate	801,726	802,909	801,356	797,956	782,071	—%	3%
Mortgage warehouse	—	—	80,437	68,917	56,548	—%	(100)%
Consumer	926,638	965,976	1,008,144	1,051,407	1,029,790	(4)%	(10)%
Total loans held for investment	4,909,815	4,847,040	4,803,996	4,822,840	4,618,175	1%	6%
Loans held for sale	3,253	67,597	2,069	2,440	922	(95)%	253%
Total loans	$4,913,068	$4,914,637	$4,806,065	$4,825,280	$4,619,097	—%	6%

Deposits:
Interest-bearing demand deposits	$1,713,991	$1,767,983	$1,688,998	$1,653,508	$1,613,806	(3)%	6%
Savings and money market deposits	1,679,380	1,678,697	1,731,830	1,711,218	1,736,866	—%	(3)%
Time deposits	1,245,088	1,089,153	1,220,653	1,178,389	1,136,121	14%	10%
Total Interest bearing deposits	4,638,459	4,535,833	4,641,481	4,543,115	4,486,793	2%	3%
Non-interest bearing deposits
Non-interest bearing deposits	1,127,324	1,064,819	1,085,534	1,087,040	1,093,077	6%	3%
Total deposits	$5,765,783	$5,600,652	$5,727,015	$5,630,155	$5,579,870	3%	3%

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

	Average Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)
Assets
Interest earning assets
Interest-bearing deposits in banks	$223,148	$2,487	4.52%	$290,693	$3,488	4.77%	$331,083	4,497	5.46%
Federal Home Loan Bank stock	51,769	1,012	7.93%	53,826	1,516	11.20%	37,949	784	8.31%
Investment securities - taxable (1)	974,109	5,027	2.09%	1,079,377	5,298	1.95%	1,326,246	6,578	1.99%
Investment securities - non-taxable (1)	1,120,249	7,838	2.84%	1,129,622	7,976	2.81%	1,149,957	8,166	2.86%
Total investment securities	2,094,358	12,865	2.49%	2,208,999	13,274	2.39%	2,476,203	14,744	2.39%
Loans receivable (2) (3)	4,865,449	74,840	6.24%	4,842,660	77,142	6.34%	4,448,324	67,307	6.09%
Total interest earning assets	7,234,724	91,204	5.11%	7,396,178	95,420	5.13%	7,293,559	87,332	4.82%
Non-interest earning assets
Cash and due from banks	88,624			85,776			105,795
Allowance for credit losses	(51,863)			(52,697)			(49,960)
Other assets	483,765			409,332			486,652
Total average assets	$7,755,250			$7,838,589			$7,836,046

Liabilities and Stockholders' Equity
Interest bearing liabilities
Interest-bearing demand deposits	$1,750,446	$6,491	1.50%	$1,716,598	$6,861	1.59%	$1,658,709	$6,516	1.58%
Savings and money market deposits	1,674,590	8,263	2.00%	1,701,012	9,336	2.18%	1,664,518	9,373	2.26%
Time deposits	1,212,386	10,847	3.63%	1,160,527	11,621	3.98%	1,176,921	12,101	4.14%
Total interest bearing deposits	4,637,422	25,601	2.24%	4,578,137	27,818	2.42%	4,500,148	27,990	2.50%
Borrowings	971,496	8,772	3.66%	1,130,301	10,138	3.57%	1,200,728	10,904	3.65%
Repurchase agreements	88,469	416	1.91%	91,960	518	2.24%	138,052	1,026	2.99%
Subordinated notes	55,750	829	6.03%	55,717	829	5.92%	55,558	831	6.02%
Junior subordinated debentures issued to capital trusts	57,497	1,290	9.10%	57,443	920	6.37%	57,279	1,225	8.60%
Total interest bearing liabilities	5,810,634	36,908	2.58%	5,913,558	40,223	2.71%	5,951,765	41,976	2.84%
Non-interest bearing liabilities
Demand deposits	1,085,826			1,099,574			1,077,183
Accrued interest payable and other liabilities	78,521			70,117			82,015
Stockholders' equity	780,269			755,340			725,083
Total average liabilities and stockholders' equity	$7,755,250			$7,838,589			$7,836,046
Net FTE interest income (non-GAAP) (5)		$54,296			$55,197			$45,356
Less FTE adjustments (4)		2,029			2,070			2,068
Net Interest Income		$52,267			$53,127			$43,288
Net FTE interest margin (Non-GAAP) (4)(5)			3.04%			2.97%			2.50%
(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.
(2) Includes fees on loans held for sale and held for investment. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non-accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company's performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax-exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(5) Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.
(6) Includes dividend income on Federal Home Loan Bank stock

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

	Credit Quality
	(Dollars in Thousands Except Ratios)
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	% Change
	2025	2024	2024	2024	2024	1Q25 vs 4Q24	1Q25 vs 1Q24
Non-accrual loans
Commercial	$8,172	$5,658	$6,830	$4,321	$5,493	44%	49%
Residential Real estate	12,763	11,215	9,529	8,489	8,725	14%	46%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	7,875	8,919	7,208	5,453	4,835	(12)%	63%
Total non-accrual loans	28,810	25,792	23,567	18,263	19,053	12%	22%
90 days and greater delinquent - accruing interest	1,582	1,166	819	1,039	108	36%	1365%
Total non-performing loans	$30,392	$26,958	$24,386	$19,302	$19,161	13%	59%

Other real estate owned
Commercial	360	407	1,158	1,111	1,124	(12)%	(68)%
Residential Real estate	641	—	—	—	—	—%	—%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	34	17	36	57	50	98%	(32)%
Total other real estate owned	1,035	424	1,194	1,168	1,174	144%	(12)%

Total non-performing assets	$31,427	$27,382	$25,580	$20,470	$20,335	14.8%	55%

Loan data:
Accruing 30 to 89 days past due loans	$19,034	$23,075	$18,087	$19,785	$15,154	(18)%	26%
Substandard loans	66,714	64,535	59,775	51,221	47,469	3%	41%
Net charge-offs (recoveries)
Commercial	$(47)	$(32)	$(52)	$57	$(171)	(47)%	73%
Residential Real estate	(47)	(10)	(9)	(4)	(5)	(370)%	(840)%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	963	668	439	534	488	44%	97%
Total net charge-offs	$869	$626	$378	$587	$312	39%	179%

Allowance for credit losses
Commercial	$32,640	$30,953	$32,854	$31,941	$30,514	5%	7%
Residential Real estate	3,167	2,715	2,675	2,588	2,655	17%	19%
Mortgage warehouse	—	—	862	736	659	—%	(100)%
Consumer	16,847	18,312	16,490	16,950	16,559	(8)%	2%
Total allowance for credit losses	$52,654	$51,980	$52,881	$52,215	$50,387	1%	4%

Credit quality ratios
Non-accrual loans to HFI loans	0.59%	0.53%	0.49%	0.38%	0.41%
Non-performing assets to total assets	0.41%	0.35%	0.32%	0.26%	0.26%
Annualized net charge-offs of average total loans	0.07%	0.05%	0.03%	0.05%	0.04%
Allowance for credit losses to HFI loans	1.07%	1.07%	1.10%	1.08%	1.09%

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

Non–GAAP Reconciliation of Net Fully-Taxable Equivalent ("FTE") Interest Margin
(Dollars in Thousands, Unaudited)
		Three Months Ended
		March 31,	December 31,	September 30,	June 30,	March 31,
		2025	2024	2024	2024	2024
Interest income (GAAP)	(A)	$89,175	$93,350	$90,888	$86,981	$85,264
Taxable-equivalent adjustment:
Investment securities - tax exempt (1)		1,646	1,675	1,677	1,695	1,715
Loan receivable (2)		383	395	340	328	353
Interest income (non-GAAP)	(B)	91,204	95,420	92,905	89,004	87,332
Interest expense (GAAP)	(C)	36,908	40,223	43,978	41,702	41,976
Net interest income (GAAP)	(D) =(A) - (C)	$52,267	$53,127	$46,910	$45,279	$43,288
Net FTE interest income (non-GAAP)	(E) = (B) - (C)	$54,296	$55,197	$48,927	$47,302	$45,356
Average interest earning assets	(F)	7,234,724	7,396,178	7,330,263	7,212,788	7,293,559
Net FTE interest margin (non-GAAP)	(G) = (E*) / (F)	3.04%	2.97%	2.66%	2.64%	2.50%

(1) The following represents municipal securities interest income for investment securities classified as available-for-sale and held-to-maturity
(2) The following represents municipal loan interest income for loan receivables classified as held for sale and held for investment
*Annualized

Non–GAAP Reconciliation of Return on Average Tangible Common Equity
(Dollars in Thousands, Unaudited)
		Three Months Ended
		March 31,	December 31,	September 30,	June 30,	March 31,
		2025	2024	2024	2024	2024

Net income (loss) (GAAP)	(A)	$23,943	$(10,882)	$18,180	$14,140	$13,991

Average stockholders' equity	(B)	$780,269	$755,340	$738,372	$726,332	$725,083
Average intangible assets	(C)	165,138	165,973	166,819	167,659	168,519
Average tangible equity (Non-GAAP)	(D) = (B) - (C)	$615,131	$589,367	$571,553	$558,673	$556,564
Return on average tangible common equity ("ROACE") (non-GAAP)	(E) = (A*) / (D)	15.79%	(7.35)%	12.65%	10.18%	10.11%
*Annualized

Non–GAAP Reconciliation of Tangible Common Equity to Tangible Assets
(Dollars in Thousands, Unaudited)
		Three Months Ended
		March 31,	December 31,	September 30,	June 30,	March 31,
		2025	2024	2024	2024	2024
Total stockholders' equity (GAAP)	(A)	$776,061	$763,582	$754,822	$726,665	$721,250
Intangible assets (end of period)	(B)	164,618	165,434	166,278	167,121	167,965
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$611,443	$598,148	$588,544	$559,544	$553,285

Total assets (GAAP)	(D)	$7,625,635	$7,801,146	$7,927,457	$7,912,527	$7,855,707
Intangible assets (end of period)	(B)	164,618	165,434	166,278	167,121	167,965
Total tangible assets (non-GAAP)	(E) = (D) - (B)	$7,461,017	$7,635,712	$7,761,179	$7,745,406	$7,687,742

Tangible common equity to tangible assets (Non-GAAP)	(G) = (C) / (E)	8.20%	7.83%	7.58%	7.22%	7.20%

Horizon Bancorp, Inc. Reports First Quarter 2025 Results

Non–GAAP Reconciliation of Tangible Book Value Per Share
(Dollars in Thousands, Unaudited)
		Three Months Ended
		March 31,	December 31,	September 30,	June 30,	March 31,
		2025	2024	2024	2024	2024
Total stockholders' equity (GAAP)	(A)	$776,061	$763,582	$754,822	$726,665	$721,250
Intangible assets (end of period)	(B)	164,618	165,434	166,278	167,121	167,965
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$611,443	$598,148	$588,544	$559,544	$553,285
Common shares outstanding	(D)	43,785,932	43,722,086	43,712,059	43,712,059	43,726,380

Tangible book value per common share (non-GAAP)	(E) = (C) / (D)	$13.96	$13.68	$13.46	$12.80	$12.65